NEWS RELEASE
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      KINARK CORPORATION 2250 EAST 73rd ST. Suite 300 Tulsa, OK 74136
                    (918) 494-0964 - Fax: (918) 494-3999

CONTACT:  PAUL R. CHASTAIN
PHONE:    (918) 494-0964


                            KINARK CORPORATION
                   ANNOUNCES SALE OF TWO SUBSIDIARIES
               STRATEGY TO FOCUS ON GALVANIZING BUSINESS

     Tulsa, Oklahoma, June 26, 2000 -- Kinark Corporation (AMEX:KIN) announced the sale today of Lake River Corporation and North American Warehousing Company to a management buyout group. The buyout group is comprised of members of the existing management of Lake River Corporation and North American Warehousing Company.

     Ronald J. Evans, Kinark President and Chief Executive Officer stated,
"We are very pleased to have completed this transaction. It accomplishes two objectives; first, Kinark is now poised to emphasize its strategy to focus on its core galvanizing business. Secondly, these companies will continue under the direction and control of a management team very knowledgeable of the business and able to service their customers".

     Kinark Corporation had previously announced its strategy to focus on hot diP galvanizing. North American Galvanizing Company, now Kinark's sole operating subsidiary, represents approximately 85% of Kinark's revenues. The Company has invested approximately $25 million in capital expenditures and acquisitions in the last four years in the galvanizing business.

     Earlier this year, the Company announced it had commenced construction on its twelfth plant, a state-of-the-art galvanizing facility in Houston, Texas. This facility will have the capability to process "large poles" for the rapidly expanding telecommunication and electronic transmission markets.

     Lake River Corporation and North American Warehousing Company, both located in the Chicago areaa, represented approximately 15% of Kinark's 1999 sales. Lake River conducts business primarily in the storage and trans-shipment of bulk liquid chemicals. North American Warehousing Company is involved in the warehousing and trans-shipment of drummed and dry chemicals.

     The Company expects to report restated sales and earnings for the Second Quarter of 2000 to reflect the transaction.

     The Company conducts business in hot dip galvanizing through a network of plants located in Denver, Houston, Hurst (Dallas/Fort Worth), Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets.


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